Exhibit 99.1

LAKE AREA CORN PROCESSORS, LLC

Phone 605-483-2676

Toll Free (SD) 1-888-539-2676

Fax 605-483-2681

46269 SD Hwy 34

PO Box 100

Wentworth, SD 57075
November 18, 2008

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Dear Investor:

Below you can see the trading history of LACP Capital Units in both volume and average cost per unit.  The most recent capital unit transfers that became effective on October 1, 2008 show a very small volume [0.033%] traded with a price of $2.35 per capital unit.  You may keep abreast of trading activities, values, and history at www.agstocktrade.com.  Your investment as of October 1, 2008 in Lake Area Corn Processors, LLC is $xxxxxxxx and ownership of xxxxxx capital units.  Total distributions since 2002 to Lake Area Corn Processors, LLC members have been $59,980,500.

Dakota Ethanol, LLC has been grinding corn a little over seven years at Wentworth.  In this short period of existence, we have endured tough times and enjoyed very good times.  On the average, approximately 80% of profits have been distributed to members.  As you are aware, recent distributions [2008] have been small in comparison with previous years.  The risk management and the broad fluctuations in commodity markets have required Dakota Ethanol, LLC to maintain a strong equity position which requires cash.  The financial results, as well as significant developments, are filed at www.sec.gov under Lake Area Corn Processors, LLC.  You may review all financials including the 3rd quarter financials for 2008 that were filed on November 14, 2008.  As you review the financial information, you will see that notes payable amount to approximately $5,276,950 or about $0.11 per gallon.  This is a definite advantage that stands Dakota Ethanol, LLC apart from most other operations.

Commodity prices have continued to be very volatile to say the least and somewhat magnified given the financial turmoil in all markets.  For corn, prices have fallen from last summers highs to where farmers are reluctant sellers for both old and new corn.  Thanks to forward contracting and your support of Dakota Ethanol, LLC, we had enough physical corn to grind through into new crop.  On the ethanol side, prices have generally tracked corn prices weaker. Current production and forecast supply will continue to weigh heavy on the market for ethanol.  We continue to look for opportunities and cost saving practices to maximize margins and improve cash flow.  Please see recap below of operations for the first nine months of 2008.  As you can see, the corn prices contributed in a big way to cost of revenues. Please keep your corn sales in mind when reviewing this data.

Results of Operations for the Nine Months Ended September 30, 2008 and 2007

The following table shows the results of Dakota Ethanol, LLC operations and the percentage of revenues, cost of revenues, operating expenses and other items in relation to total revenues in our consolidated statements of operations for the nine months ended September 30, 2008 and 2007:

	September 30, 2008		September 30, 2007
Income Statement Data	Amount	%	Amount	%
Revenues	$87,594,816	100.0	$79,883,832	100.0

Cost of Revenues	$84,318,670	96.3	$63,219,530	79.1

Gross Profit	$3,276,146	3.7	$16,664,302	20.9

General and Administrative Expense	$2,925,572	3.3	$2,780,667	3.5

Income from Operations	$350,574	0.4	$13,883,635	17.4

Other Expense	$(471,610)	(0.5)	$(251,070)	(0.3)

Net Income	$(121,036)	(0.1)	$13,632,565	17.1

Plant Update by General Manager and CEO Scott Mundt

Recent weeks and months have been tough for the ethanol industry. Market volatility and uncertainty have led to financial woes for some of our neighboring ethanol producers. Dakota Ethanol has not been immune to this situation and we have experienced a negative financial impact in the 3rd quarter of 2008 offsetting most of the gains reported in the 1st and 2nd quarters of 2008. We feel confident about our ability to weather this storm based on current projections, our low level of long term debt contributes to our confidence in these challenging times.

In 2006 the ethanol industry enjoyed good margins driven by the increased demand for our product as the blend component of choice to replace MTBE in gasoline. As the result of industry growth and expansion, we are faced with lower margins driven by the ability to produce more ethanol than current market demand. One solution to increasing demand for our product is implementation of mid level blends. Currently most ethanol is consumed as E10 (10% blend of ethanol and gasoline) and limited volumes of E85 approved for use in flex fuel vehicles. It is being suggested that mid level blends (E12, E15, or E20) could be approved in the near future. We support this suggestion as a means to increase demand for our product. It is likely you will hear more about the approval of mid level blends in the near future, we urge your support of this proposal.

The plant is running well, our fall shutdown has been completed and we have prepared for the winter season ahead. It is doubtful that market volatility will disappear anytime soon, we plan to update our projections frequently to guide operational decisions.

Winter Addresses

Please make us aware of the winter address you may have for correspondence over the winter; returned mail costs both of us time and money.  Remember, a great way to keep in touch while you are temporarily away is www.dakotaethanol.com.

“This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our SEC filings.”